Exhibit 10.3
[ZELTIQ LOGO]
January 5, 2012 - revised January 16, 2012 and January 18, 2012
John Howe
4332 Second Street
Pleasanton, CA 94566

Re:	Separation from ZELTIQ Aesthetics, Inc.
Dear John:
This letter confirms your termination from ZELTIQ Aesthetics, Inc. (the “Company”), and explains the details of your separation from employment as well as the severance benefits the Company is offering to you.
A.     Termination without Cause; Separation Date. Your termination is without Cause, as that term is defined in your employment agreement with the Company dated April 29, 2010 (“Employment Agreement”). We have agreed, however, that you may characterize your termination publicly (e.g., to prospective or future employers) as a voluntary resignation/retirement. Effective January 5, 2012, you will “resign” your position as Chief Financial Officer but will remain employed by the Company until your effective “retirement” on January 23, 2012 (“Separation Date”). Nevertheless, you will not be expected to perform any services for the Company after January 20, 2012, and you represent and warrant that you have not done so.
You acknowledge that you have been given your final paycheck (paying you up to and including January 20, 2012) and paid all outstanding salary amounts and any accrued, but unused, vacation time. You also will be eligible to convert your medical and dental insurance coverage under COBRA, and will be provided with information describing this conversion election. Further, the Company will not challenge any claim by you for unemployment benefits.
B.    Separation Benefits. Pursuant to Section 6 of your Employment Agreement, the Company will provide to you the following severance benefits in exchange for your agreement to waive all claims against the Company, whether you have any claims or not:
(i)Severance. The Company will pay you severance in the amount of One Hundred and Fifty Thousand Dollars ($150,000), less applicable withholdings, which is equivalent to six (6) months of your current base salary (“Severance”). The Severance will be paid over six (6) months (the “Severance Period”) in the form of salary continuation, in accordance with the Company's regular payroll practices, beginning on the first payroll following expiration of the 7-day revocation period discussed in Section J.
(ii)     COBRA Coverage. Subject to your timely conversion election, the Company will pay the premiums for your COBRA coverage (including medical and dental) at the rates then in effect for active employees (subject to any subsequent changes in the rates that are generally applicable to the Company's active employees) until the earlier of the six-month anniversary of your Separation Date or the date you become covered under another employer's group health plan (“COBRA Subsidy”).
Although it is under no legal obligation to do so, the Company also will provide to you the following additional separation benefits in exchange for your waiver and release of claims, and your agreement to be reasonably available to the Company during the Severance Period (via phone or electronic means) to help in good faith transition and respond to requests for information regarding ongoing projects and business-related matters:
(iii) 2011 Target Bonus. In the event that the Company determines, within its sole discretion, that the single revenue target set forth in the amended 2011 “second half” Bonus Plan has been met (or partially met) and target bonuses have been earned (or partially earned), the Company will pay you a 2011 Target Bonus equal to the same percentage of your “at plan” percentage of base salary that will be applied uniformly to all eligible employees (“Target Bonus”). Any Target Bonus will be subject to applicable withholdings and paid no later than March 15, 2012, provided that the 7-day revocation period discussed below has expired and you have not revoked this Agreement.

(iv) Attorney's Fees. The Company will reimburse you for any reasonable and actual attorneys' fees that you incur or will incur in connection with your separation from employment and the negotiation of this Agreement (“Attorneys' Fees”); provided, however, that the amount of the Attorneys' Fees shall not exceed Three Thousand Dollars ($3,000.00). Within thirty (30) days of the Effective Date of this Agreement, you will submit to the Company an invoice from your counsel verifying the amount of Attorneys' Fees you incurred, and the Company will reimburse you for the Attorneys' Fees within ten (10) business days of receiving this invoice. The Company will have no obligation to reimburse you for the Attorneys' Fees if you fail to submit an invoice from your counsel as provided for in this Section, or if you revoke this Agreement during the 7-day period discussed in Section J.
Except for the separation terms proposed in this Agreement, you will not be entitled to any compensation, benefits or other perquisites of employment after your last day of employment. Any stock options previously granted to you are governed by the terms and conditions of the Company's 2005 Stock Incentive Plan. You agree that the Company's provision of separation benefits to you shall not be deemed as an admission of liability by the Company.
C.    Mutual Release. In exchange for the separation benefits described in Section B, and the mutual release set forth herein, you agree that you and your representatives waive all claims of any kind, known and unknown, which you may now have or have ever had against ZELTIQ Aesthetics, Inc., its affiliated, related, parent and subsidiary corporations, and its and their present and former directors, officers, and employees (“Released Parties”). This release includes all claims arising from your employment with the Company and its termination, including employment discrimination claims under the California Fair Employment and Housing Act, Title VII, the Age Discrimination in Employment Act (“ADEA”), and any other state or federal law.
The Company agrees to completely release you and your representatives from all claims of any kind, known and unknown, including all claims arising from your employment with the Company and its termination, which the Company may now have or has ever had against you (“Company's Released Claims.”).
Notwithstanding the foregoing, the parties acknowledge and agree that they are not waiving or being required to waive any right or claim that cannot be waived as a matter of law. Additionally, this release shall not apply to any right or claim you may have to indemnification under California Labor Code section 2802 or other state or federal law.
D.     Section 1542 Waiver. Because the parties' mutual release specifically covers known and unknown claims, you (including your representatives) and the Company understand and acknowledge that they are waiving their rights under Section 1542 of the California Civil Code or any comparable law of any other jurisdiction. Section 1542 states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement to the debtor."
E. Covenant Not to Sue. You and the Company agree not to initiate or cause to be initiated any lawsuit, investigation or proceeding of any kind concerning the claims released by this Agreement against one another, or to voluntarily participate in one except as required by law.
F.     Confidential Agreement. You and the Company also understand and agree that this Agreement shall be maintained in strict confidence, and that the parties shall not disclose any of its terms to another person unless required by law. Notwithstanding the foregoing, you may disclose the terms of this Agreement to (i) your spouse, if any, and, for legitimate business reasons, (ii) your attorneys or tax advisors. For legitimate business reasons, the Company may disclose the terms of this Agreement to its attorneys, tax advisors or others within the Company who have a legitimate “need to know.”
G.     Nondisparagement. You agree not to disparage ZELTIQ Aesthetics, Inc. or any of its affiliates, including their business reputations or business relationships, to anyone or any entity, including, without limitation, press or media. The Company's CEO, Gordie Nye, agrees not to disparage you, including your business reputation or relationships, to anyone or any entity, including, without limitation, press or media.
H.     Return of Company Property; Termination Certificate. You agree to return all the Company's materials in your possession, including keys and computer(s), as soon as possible. You also agree to sign and return the Termination Certificate to the Confidential Information and Inventions Agreement you entered into during your employment, and understand that even after your employment with the Company ends, you must comply with your continuing obligations under that Agreement, including your obligation to maintain the confidentiality of the Company's confidential and proprietary information.
I.    Miscellaneous. This Agreement, the Company's 2005 Stock Incentive Plan, and the Confidential Information and Inventions Agreement contain all of our agreements and understandings and fully supersede any prior agreements or understandings that we may have had regarding your employment with the Company or its termination. This Agreement shall be governed by California law and may be amended only in a written document signed by you and the Company's CEO. If any term in this Agreement is unenforceable, the remainder of the Agreement will remain enforceable. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys and permitted assigns. You agree, however, that you will not assign any rights or obligations under this Agreement, and any such purported assignment shall be null and void.
J.    Waiver. You agree that you have been advised that you have 21 days to consider this Agreement (but may sign it at any time beforehand if you so desire), and that any material or immaterial revisions to this Agreement shall not restart this 21-day period. You also acknowledge that you have been advised to consult an attorney in considering this Agreement, and in fact have consulted an attorney. You also understand that you can revoke this Agreement within 7 days of signing it by sending a certified letter to that effect to me. Notwithstanding the foregoing, you understand and agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this Agreement will become effective upon its execution by the parties (“Effective Date”).
If you have any questions, please feel free to call me. We wish you the very best in your future endeavors.

Very truly yours,

/s/ Gordie Nye
Gordie Nye
Chief Executive Officer

To accept the severance package described above, please sign below and return this letter to me on or before February 10, 2012. Please do not sign before your Separation Date.

AGREED AND ACCEPTED:

Dated: 1/24/2012	/s/ John Howe
John Howe